UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )
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ATARI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ATARI, INC.
417 Fifth Avenue
New York, New York 10016

SUPPLEMENT TO PROXY STATEMENT
2006 Annual Meeting of Stockholders
September 21, 2006
Supplemental Information Regarding Proposal to Increase the Shares Available under the 2005 Plan.
One of the proposals to be voted upon at our Annual Meeting of Stockholders that will be held on September 21, 2006 relates to an increase in the number of shares available under our 2005 Stock Incentive Plan. In the discussion of that proposal in our Proxy Statement dated July 31, 2006, we stated that as of July 27, 2006, we had issued options to purchase 3,984,056 shares under the 2005 Plan, and therefore, only 2,015,944 shares were available to be made the subject of stock options or issued as restricted shares.
On August 17, 2006, the Compensation Committee of our Board of Directors, which administers the 2005 Plan, awarded Bruno Bonnell, who is our Chairman of the Board, Chief Creative Officer, and Acting Chief Financial Officer and until September 5, 2006 was our Chief Executive Officer, options to purchase 600,000 shares of Common Stock (in addition to options he already held). Effective September 5, 2006, the Compensation Committee awarded David Pierce, who that day became our President and Chief Executive Officer, options to purchase 1,000,000 shares of Common Stock. As a result of such awards, additional awards to new employees, and certain cancellations, 67,016 shares (as opposed to 2,015,944 shares) are currently available to be made the subject of stock options or issued as restricted shares.
By order of the Board of Directors
/s/  Kristina K. Pappa

KRISTINA K. PAPPA
Secretary
New York, New York
September 11, 2006